Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Resonant Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-196344) of our report dated March 26, 2015 related to consolidated balance sheets of Resonant Inc. as of December 31, 2013 and December 31, 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows of Resonant LLC for the period January 1, 2013 to June 16, 2013, and of Resonant Inc. for the period June 17, 2013 to December 31, 2013 and the year ended December 31, 2014, appearing in this Annual Report on Form 10-K.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Los Angeles, California

March 26, 2015